Press release

RBC Bearings Incorporated Announces Fiscal 2009 Second Quarter Results

Oxford, CT - November 6, 2008 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the second quarter ended September 27, 2008.

Second Quarter Highlights

($ in millions)	Q2 Fiscal 2009		Q2 Fiscal 2008		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$94.3		$78.2		20.5%
Gross margin	$30.2	$30.9	$26.2	$26.2	15.2%	17.6%
Gross margin %	32.0%	32.7%	33.5%	33.5%
Operating income	$15.2	$16.6	$14.0	$14.4	8.4%	15.1%
Net income	$9.6	$10.5	$8.7	$9.0	9.6%	16.6%
Diluted EPS	$0.44	$0.48	$0.40	$0.41	10.0%	17.1%
(1) Results exclude items in reconciliation below.

Six Month Highlights

($ in millions)	Q2 Fiscal 2009		Q2 Fiscal 2008		Change
	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$186.7		$158.1		18.1%
Gross margin	$60.8	$61.8	$53.7	$53.7	13.2%	15.2%
Gross margin %	32.6%	33.1%	34.0%	34.0%
Operating income	$32.2	$34.1	$29.8	$30.3	8.2%	12.6%
Net income	$20.3	$21.8	$18.6	$18.9	9.1%	14.9%
Diluted EPS	$0.93	$1.00	$0.85	$0.87	9.4%	14.9%
(1) Results exclude items in reconciliation below.

“We are very pleased to report revenue growth of 20.5% and adjusted earnings per share growth of 17.1%,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We continue to see strength in most of our core markets and feel we are on track for another strong year.”

Second Quarter Results

Net sales for the second quarter of fiscal 2009 were $94.3 million, an increase of 20.5% from $78.2 million in the second quarter of fiscal 2008. Gross margin for the second quarter rose 15.2% to $30.2 million compared to $26.2 million for the same period last year. Gross margin as a percentage of net sales was 32.0% in the second quarter of fiscal 2009 compared to 33.5% for the same period last year. The decline in gross margin percentage was mainly driven by start-up costs associated with the Company’s expansion into new bearing products and the inclusion of recent acquisitions which are currently operating at lower gross margin levels. Gross margin as a percentage of sales, excluding $0.6 million of start-up costs, was 32.7% compared to 33.5% for the same period last year.

Operating income increased 8.4% to $15.2 million for the second quarter of fiscal 2009 compared to $14.0 million for the same period last year. As a percentage of net sales, operating income was 16.1% compared to 17.9% for the same period last year. Operating income excluding start-up costs associated with the expansion into new bearing products, facility moving and consolidation expenses and disposal of fixed assets was $16.6 million, an increase of 15.1% compared to adjusted operating income for the same period last year. As a percentage of net sales, operating income, excluding these charges, was 17.6% compared to 18.4% for the same adjusted period last year.

Interest expense, net for the second quarter of fiscal 2009 was $0.7 million, a decrease of $0.2 million, from $0.9 million for the same period last year.

For the second quarter of fiscal 2009, the Company reported net income of $9.6 million compared to net income of $8.7 million in the same period last year. Excluding the after-tax start-up costs associated with the expansion into new bearing products, facility moving and consolidation expenses and disposal of fixed assets, net income increased 16.6% to $10.5 million compared to $9.0 million for the same adjusted period last year.

Six Month Results

Net sales for the six month period ended September 27, 2008 were $186.7 million, an increase of 18.1% from $158.1 million for the six month period ended September 29, 2007. Gross margin for the six month period ended September 27, 2008 rose 13.2% to $60.8 million compared to $53.7 million for the same period last year. Gross margin as a percentage of net sales was 32.6% for the six month period of fiscal 2009 compared to 34.0% for the same period last year. The decline in gross margin percentage was mainly driven by start-up costs associated with the Company’s expansion into new bearing products and the inclusion of recent acquisitions which are currently operating at lower gross margin levels. Gross margin as a percentage of sales, excluding $1.0 million of start-up costs, was 33.1% compared to 34.0% for the same period last year.

For the six month period ended September 27, 2008, the Company reported operating income of $32.2 million compared to $29.8 million for the same period last year. Operating income excluding start-up costs associated with the expansion into new bearing products, facility moving and consolidation expenses and disposal of fixed assets increased 12.6% to $34.1 million for the six month period ended September 27, 2008 compared to $30.3 million for the same adjusted period last year. Operating income as a percentage of sales excluding these charges was 18.3% for the first six months of fiscal 2009 compared to 19.2% for the same adjusted period last year.

Interest expense, net for the six month period ended September 27, 2008 was $1.3 million, a decrease of $0.6 million, from $1.9 million for the same period last year.

Net income for the six month period ended September 27, 2008 was $20.3 million compared to net income of $18.6 million for the same period last year. Excluding the after-tax start-up costs associated with the expansion into new bearing products, facility moving and consolidation expenses, disposal of fixed assets and the loss on early extinguishment of debt, net income increased 14.9% to $21.8 million compared to $18.9 million for the same adjusted period last year.

Plant Move and Consolidation

The Company completed the move of its West Coast manufacturing facility and incurred a final charge of $0.1 million in the second quarter. The Company also started the consolidation and rationalization of its South Carolina operations. This consolidation has resulted in a charge of $0.6 million in the second quarter with a final charge of approximately $0.6 million expected in the third quarter of this fiscal year.

Liquidity

The Company ended the second quarter of fiscal 2009 with cash of $9.2 million, debt of $51.2 million and availability under its credit lines of approximately $94.6 million. The banks participating in the Company’s U.S. bank facility of $150.0 million are J.P. Morgan, Bank of America, Keybank, Citigroup, and Comerica. This facility expires in June 2011.

Outlook

“With regard to the second half of fiscal 2009, we remain cautious as a result of recent world events in the financial markets. However, we are reassured as many of our businesses are booked through the end of this year and some well into the next period,” concluded Dr. Hartnett. “The introduction of new products for our existing customers has been robust and we expect that past years’ product development efforts and expenses will now turn into new revenues in the months ahead.”

Based on current market conditions and assessments, the Company expects financial performance in its third quarter of fiscal 2009 to be as follows:

▪	Net sales in the range of $87.0 - $92.0 million

▪	Adjusted operating income in the range of $14.0 - $16.0 million

Live Webcast

RBC Bearings Incorporated will host a webcast at 10:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-604-9670 (international callers dial 719-325-4873). An audio replay of the call will be available from 1:00 p.m. ET on Thursday, November 6th until 11:59 p.m. ET on Thursday, November 20th. The replay can be accessed by dialing 888-203-1112 (international callers dial 719-457-0820) and entering conference call ID # 4040758. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges. These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,232 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FD Ashton Partners
Michael Cummings/Geoff Grande
617-747-1796
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Net sales	$94,294	$78,232	$186,674	$158,055
Cost of sales	64,077	51,995	125,902	104,373
Gross margin	30,217	26,237	60,772	53,682

Operating expenses:
Selling, general and administrative	13,952	11,888	27,079	23,190
Other, net	1,097	354	1,479	716
Total operating expenses	15,049	12,242	28,558	23,906

Operating income	15,168	13,995	32,214	29,776

Interest expense, net	650	919	1,331	1,899
Loss on early extinguishment of debt	-	27	319	27
Other non-operating expense (income)	249	(238)	166	(352)
Income before income taxes	14,269	13,287	30,398	28,202
Provision for income taxes	4,681	4,538	10,127	9,628
Net income	$9,588	$8,749	$20,271	$18,574

Net income per common share:
Basic	$0.44	$0.41	$0.94	$0.87
Diluted	$0.44	$0.40	$0.93	$0.85

Weighted average common shares:
Basic	21,567,551	21,431,498	21,564,463	21,404,490
Diluted	21,761,677	21,813,063	21,771,849	21,800,754

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27,	September 29,	September 27,	September 29,
Reconciliation of Reported Operating Income to	2008	2007	2008	2007
Adjusted Operating Income:

Reported operating income	$15,168	$13,995	$32,214	$29,776
Large bearing start-up costs	645	-	1,043	-
Facility moving and consolidation expenses	389	353	487	478
Disposal of fixed assets	370	53	400	63
Adjusted operating income	$16,572	$14,401	$34,144	$30,317

Reconciliation of Reported Net Income and	Three Months Ended		Six Months Ended
Net Income Per Common Share to Adjusted Net	September 27,	September 29,	September 27,	September 29,
Income and Adjusted Net Income Per Common Share:	2008	2007	2008	2007

Reported net income	$9,588	$8,749	$20,271	$18,574
Large bearing start-up costs (1)	433	-	696	-
Facility moving and consolidation expenses (1)	261	232	325	315
Disposal of fixed assets (1)	249	35	267	41
Loss on early extinguishment of debt (1)	-	18	213	18
Adjusted net income	$10,531	$9,034	$21,772	$18,948
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.49	$0.42	$1.01	$0.89
Diluted	$0.48	$0.41	$1.00	$0.87

Adjusted weighted average common shares:
Basic	21,567,551	21,431,498	21,564,463	21,404,490
Diluted	21,761,677	21,813,063	21,771,849	21,800,754

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27,	September 29,	September 27,	September 29,
Segment Data, Net External Sales:	2008	2007	2008	2007

Roller bearings segment	$25,666	$23,107	$50,623	$46,750
Plain bearings segment	43,181	36,175	86,896	73,895
Ball bearings segment	16,555	13,832	31,601	27,253
Other segment	8,892	5,118	17,554	10,157
	$94,294	$78,232	$186,674	$158,055

	Three Months Ended		Six Months Ended
	September 27,	September 29,	September 27,	September 29,
Selected Financial Data:	2008	2007	2008	2007

Depreciation and amortization	$3,250	$2,533	$6,416	$4,946

Cash provided by operating activities	$2,230	$10,160	$23,943	$23,590

Capital expenditures	$6,451	$4,506	$11,020	$11,129

Total debt			$51,190	$54,250

Cash on hand			$9,262	$5,772

Total debt minus cash on hand			$41,928	$48,478

Backlog			$239,939	$191,174